Exhibit 10.9

ATTOVIA THERAPEUTICS, INC.

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

This Executive Change in Control and Severance Plan (this “Plan”) of Attovia Therapeutics, Inc., a Delaware corporation (the “Company”) was adopted by the Company’s Board of Directors (the “Board”), to become effective as of the first date on which the Registration Statement on Form S-1 for the initial public offering of the Company’s common stock is declared effective by the United States Securities and Exchange Commission (the “Effective Date”). This Plan sets forth the terms and conditions under which the Company will provide certain severance payments and benefits to Participants (as defined below) upon separation of employment from the Company.

1. Eligibility.

(a) Eligibility for Participation. Except to the extent the Committee provides otherwise, each U.S.-based C-level employee, upon hiring or promotion to such title, will automatically participate in the Plan (each, a “Participant”). If required by the Committee, participation in this Plan will be contingent upon such Participant executing and delivering to the Company an acknowledgement of participation in the form attached hereto, as Exhibit A (as such form may be amended or modified by the Committee, a “Participation Agreement”), provided that if the Committee does not expressly require it, no Participation Agreement will be necessary to participate in this Plan.

(b) Termination of Participation. An individual shall cease to be a Participant on the date that such individual terminates service with the Company for any reason, in each case other than in connection with a Qualifying Termination or a CIC Qualifying Termination, or otherwise ceases to qualify as a Participant for any reason.

2. Qualifying Termination Outside of a Change in Control Period. If the Participant is subject to a Qualifying Termination, then, subject to Sections 4, 10, 11 and 12(a) below, the Participant will be entitled to the following benefits:

(a) Severance Payments. The Company shall pay the Participant the number of months of Participant’s base salary as indicated with respect to Participant’s role as set forth in the Severance (Outside of a Change in Control Period) chart below.

Severance (Outside of a Change in Control Period)
	CEO	C-Level (other than CEO)
Months of Base Salary	12	9

(b) Bonus Payments. The Company shall pay the Participant’s annual target bonus for the year in which the Participant’s Qualifying Termination occurs (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination), prorated for the number of days the Participant was employed during the year as of the Qualifying Termination.

Payment of the severance and/or bonus payment, if any, payable pursuant to Section 2(a) and Section 2(b) shall be made in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first business day occurring after the sixtieth (60th) day following the Separation, provided that the Release Condition has been satisfied.

(c) Equity. Each of the Participant’s Equity Awards, excluding awards that remain subject to any unsatisfied performance-based vesting criteria, shall accelerate and become vested and exercisable as to that number of shares underlying Participant’s Equity Awards as of the date of the Qualifying Termination that would have become vested if Participant had continued in employment or other service with the Company for the number of months as set forth in the Equity (Outside of a Change in Control Period) chart below. As to outstanding Equity Awards that are subject to unsatisfied performance-based vesting criteria (including, for the avoidance of doubt, any awards that remain subject to both performance-based and time-based vesting criteria), such awards shall be governed exclusively by the terms set forth in their respective award agreements. Notwithstanding the foregoing, in the event of a Qualifying Termination that follows a Potential Change in Control and precedes a Change in Control, any then-outstanding unvested Equity Awards shall cease vesting pursuant to their normal vesting schedule on the date of the Qualifying Termination but shall not lapse or be forfeited on such date. Instead, such Equity Awards shall remain outstanding until the three (3)-month anniversary of the date of such termination, and solely in the event a Change in Control subsequently occurs during such three (3) month period, such Equity Awards shall be treated in accordance with Section 3(c).

Equity (Outside of a Change in Control Period)
	CEO	C-Level (other than CEO)
Months of Accelerated Vesting for Equity Awards	6	6

A Participant shall be entitled to exercise each of Participant’s Equity Awards that are outstanding as of the Effective Date (the “Legacy Equity Awards”) within the earlier of (i) for the CEO, one (1) year after the Qualifying Termination and for all other Participants, six (6) months after the Qualifying Termination and (ii) the expiration date of the Equity Award.

(d) COBRA; Pay in Lieu of Continued Employee Benefits. If the Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall either (i) pay the full amount of the Participant’s COBRA premiums on behalf of the Participant, or (ii) reimburse the Participant for the Participant’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Participant’s eligible dependents, for the same period that the Participant is entitled to severance benefits pursuant to Section 2(a) following the Participant’s Separation or, if earlier, until the Participant is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that if the Company determines that it cannot provide the payment of COBRA coverage on behalf of the Participant without violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide to the Participant in lieu thereof a taxable lump sum payment for the balance of the COBRA period.

3. Qualifying Termination During a Change in Control Period. If the Participant is subject to a CIC Qualifying Termination, then, subject to Sections 4, 10, 11 and 12(a) below, the Participant will be entitled to the following benefits:

(a) Severance Payments. The Company shall pay the Participant the number of months of Participant’s base salary as indicated with respect to Participant’s role as set forth in the Severance (During a Change in Control Period) chart below.

Severance (During a Change in Control Period)
	CEO	C-Level (other than CEO)
Months of Base Salary	18	12

(b) Bonus Payments. The Company shall pay the Participant the multiple of the Participant’s annual target bonus (at the rate in effect immediately prior to the actions that resulted in the CIC Qualifying Termination), indicated with respect to Participant’s role as set forth in the Bonus Amount (During a Change in Control Period) chart below.

Bonus Amount (During a Change in Control Period)
	CEO	C-Level (other than CEO)
Multiple of Target Bonus	1.5 X	1 X

Payment of the severance and/or bonus payment, if any, payable pursuant to Section 3(a) and Section 3(b) shall be made in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first business day occurring after the sixtieth (60th) day following the Separation, provided that the Release Condition has been satisfied.

(c) Equity. Each of the Participant’s then outstanding Equity Awards, excluding awards that remain subject to any unsatisfied performance-based vesting criteria, shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Award. As to outstanding Equity Awards that are subject to unsatisfied performance-based vesting criteria (including, for the avoidance of doubt, any awards that remain subject to both performance-based and time-based vesting criteria), such awards shall be governed exclusively by the terms set forth in their respective award agreements. Subject to Section 4, the accelerated vesting described above shall be effective as of the later of the date of Separation and the date of the Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control in which the successor or acquiring corporation (if any) does not assume, convert, continue, replace or substitute any unvested Equity Awards that are outstanding immediately prior to the Change in Control (including replacing such Equity Awards with substantially comparable cash awards) then, notwithstanding any other provision in the applicable equity incentive plan to the contrary, such Equity Awards shall accelerate vesting as to all shares or cash subject to such Equity Awards immediately prior to such Change in Control, with any performance-based Equity Awards to be subject to the treatment set forth in the grant agreement.

A Participant shall be entitled to exercise Participant’s Legacy Equity Awards within the earlier of (i) for the CEO, one (1) year after the CIC Qualifying Termination and for all other Participants, six (6) months after the CIC Qualifying Termination and (ii) the expiration date of the Equity Award.

(d) COBRA; Pay in Lieu of Continued Employee Benefits. The Company or its successor shall provide the Participant with continuation of COBRA benefits or a cash benefit, in both cases on the same terms as set forth in Section 2(d) above, for the same period that the Participant is paid severance benefits pursuant to Section 3(a) following the Participant’s Separation or, if earlier, until the Participant is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

(e) No Duplication; True-Up. Payments and benefits under Sections 2 or 3 are not intended, and will not be provided, in duplicate. In the event (i) a Change in Control occurs during the 3-month period following Participant’s Qualifying Termination and (ii) Participant’s Qualifying Termination occurred after a Potential Change in Control, Participant shall receive such additional or extended payments and benefits, as applicable (the “True Up Payments and Benefits”) as required to provide the level of payments and benefits described in this Section 3. The True Up Payments and Benefits will be paid no later than March 15th of the year following the year in which the closing of the Change in Control occurs.

4. General Release. Any other provision of this Plan notwithstanding, the benefits under Sections 2 and 3 shall not apply unless the Participant (i) has executed a general release of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company (the “Release”). The Company will deliver the form of Release to the Participant within ten (10) days after the Participant’s Separation. The Participant must execute and return the Release within the time period specified in the form and in all cases the Release must be executed and have become irrevocable within sixty (60) days following the date of the Participant’s Separation (the “Release Condition”).

5. Accrued Compensation and Expenses. Notwithstanding anything to the contrary in Sections 2 and 3 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay the Participant’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unreimbursed documented business expenses incurred by the Participant through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, the Participant shall be entitled to any other vested benefits earned by the Participant for the period through and including the termination date of the Participant’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein.

6. Definitions.

(a) “Cause” shall mean any of the following:

(i) Participant willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets;

(ii) Participant engages in fraud or embezzlement;

(iii) Participant commits a material breach of any written agreement between Participant and the Company that causes harm to the Company;

(iv) Participant willfully refuses to implement or follow a directive by Participant’s supervisor, directly related to Participant’s duties;

(v) Participant engages in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with Participant’s position;

(vi) Participant’s material failure to comply with the Company’s (or any affiliate of the Company to which the Participant provides services) written policies or rules;

(vii) Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; or

(viii) Participant’s failure to cooperate in good faith with the Company or its affiliates in any investigation or formal proceeding (whether governmental or internal) if the Company or its affiliates have requested the Participant’s reasonable cooperation;

provided that the Participant must be provided with written notice of the Participant’s termination for “Cause” and the Participant must be provided with a thirty (30) day period following the Participant’s receipt of such notice to cure the event(s) that trigger “Cause” (to the extent curable), with the Company’s Chief Executive Officer (or, in the case of the Chief Executive Officer, from the Board) in good faith, making the final determination as to whether the Participant has been terminated for Cause.

(b) “Change in Control” means, for all purposes under this Plan, a “Corporate Transaction,” as such term is defined in the Equity Incentive Plan, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or (vii).

(c) “Change in Control Period” means (A) within twelve (12) months following a Change in Control or (B) within three (3) months preceding a Change in Control (but as to part (B) only if the Separation occurs after a Potential Change in Control). A “Potential Change in Control” means the date of execution of a legally binding and definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control (which for the avoidance of doubt, would include a merger agreement, but not a term sheet for a merger agreement).

(d) “CIC Qualifying Termination” means a Separation within the Change in Control Period resulting from (i) the Company or its successor terminating the Participant’s employment for any reason other than Cause or (ii) the Participant voluntarily resigning the Participant’s employment for Good Reason. A termination or resignation due to the Participant’s death or disability shall not constitute a CIC Qualifying Termination.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee of the Board.

(g) “Equity Awards” means all options to purchase shares of Company common stock, as well as all other stock-based awards granted to the Participant, including, but not limited to, stock bonus awards, restricted stock, restricted stock units and stock appreciation rights.

(h) “Equity Incentive Plan” means the Company’s 2026 Equity Incentive Plan, as may be amended from time to time.

(i) “Good Reason” means, without the Participant’s prior written consent,

(i)	a material reduction in the Participant’s base salary (other than a reduction generally applicable to executive officers of the Company and in generally the same proportion as for the Participant);

(ii)	relocation of the Participant’s principal workplace by more than forty (40) miles from the Participant’s then current place of employment;

(iii)

material reduction in the Participant’s duties, level of responsibility, and/or scope of authority; provided, however, except as may be provided below in (iv) with respect to the Change in Control Period, a change in title will not, by itself, be sufficient to constitute a material diminution in the Participant’s duties, responsibilities or authority;

(iv)

solely during the Change in Control Period, (x) solely with respect to the Chief Executive Officer, (A) a change in reporting such that the Participant does not report to the board of directors of the ultimate parent company or (B) a change in title or role such that the Participant is not the Chief Executive Officer of the ultimate parent company of the Company and (y) with respect to other “C-level” Participants, (A) if the Participant reports to the Company’s Chief Executive Officer, a change in reporting such that the Participant reports to someone other than the Company’s Chief Executive Officer or the Chief Executive Officer of the ultimate parent company of the Company or (B) if the Participant is head of a business function, a change in role such that the Participant is no longer the head of the same business function of the ultimate parent company (e.g., if the Participant’s role was head of sales at the Company, the Participant’s role is not head of Sales at the ultimate parent company); or

(v)	a successor of the Company does not assume this Plan as required pursuant to Section 9(a) hereof.

In order for the Participant’s voluntary resignation to constitute “Good Reason” for purposes of this Plan, all of the following requirements must be satisfied: (1) the Participant must provide notice to the Company of the Participant’s intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (v); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Participant may withdraw the Participant’s resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (v).

(j) “Qualifying Termination” means a Separation which results from (i) the Company terminating the Participant’s employment for any reason other than Cause or (ii) the Participant voluntarily resigning the Participant’s employment for Good Reason, but that is not a CIC Qualifying Termination. A termination or resignation due to the Participant’s death or disability shall not constitute a Qualifying Termination.

(k) “Section 409A” means Section 409A of the Code, and the regulations promulgated thereunder.

(l) “Separation” means a “separation from service” within the meaning of Section 409A.

7. Administration. The Committee shall have the duties, power and authority to conduct the general administration of the Plan in accordance with its provisions. Any determination made by the Committee with respect to this Plan or any Participation Agreement shall be final, binding and conclusive on all parties.

8. Amendment. Notwithstanding anything herein to the contrary, in no event shall any amendment or modification of this Plan adversely affect the rights of any Participant without the prior written consent of such Participant.

9. Successors.

(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement, to assume this Plan and to agree expressly to perform this Plan in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Plan by operation of law.

(b) Participant’s Successors. This Plan and all rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Golden Parachute Taxes.

(a) Best After-Tax Result. In the event that any payment or benefit received or to be received by the Participant pursuant to this Plan or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 10(b), such Payments shall be either (A) provided in full pursuant to the terms of this Plan or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to the Participant (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon the Participant and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that the Participant pays all taxes at the highest marginal rate. The Company and the Participant shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 10(a)(ii)(B) above applies, then based on the information provided to the Participant and the Company by Independent Tax Counsel, the Participant may, in the Participant’s sole discretion and within thirty (30) days of the date on which the Participant is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by the Participant shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to the Participant equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 10(b) hereof shall apply, and the enforcement of Section 10(b) shall be the exclusive remedy to the Company.

(b) Adjustments. If, notwithstanding any reduction described in Section 10(a) hereof (or in the absence of any such reduction), the IRS determines that the Participant is liable for the Excise Tax as a result of the receipt of one or more Payments, then the Participant shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that the Participant’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by the Participant from the Payments. If the Excise Tax is not eliminated pursuant to this Section 10(b), the Participant shall pay the Excise Tax.

11. Clawback/Recoupment. All amounts payable to a Participant hereunder shall be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy, and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law during the term of a Participant’s employment with the Company that is applicable generally to executive officers of the Company. No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” or constitute a “constructive” termination without “Cause” under this Plan.

12. Miscellaneous Provisions.

(a) Section 409A. To the extent (i) any payments to which the Participant becomes entitled under this Plan, or any agreement or plan referenced herein, in connection with the Participant’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) the Participant is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Participant’s Separation; or (ii) the date of the Participant’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Participant, including (without limitation) the additional twenty percent (20%) tax for which the Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Participant or the Participant’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Plan is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this

Plan (or referenced in this Plan) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. To the extent any nonqualified deferred compensation subject to Section 409A of the Code payable to the Participant hereunder could be paid in one or more taxable years depending upon the Participant completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning the Release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A of the Code.

(b) Other Severance Arrangements. The Participant’s participation in this Plan represents the entire agreement between the Participant and the Company with respect to any and all severance arrangements and vesting acceleration arrangements and supersedes any and all cash severance arrangements and vesting acceleration arrangements under any agreement governing Equity Awards (other than Equity Awards that remain subject to unsatisfied performance-based vesting criteria), severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Participant, including employment agreement or offer letter, and the Participant hereby waives the Participant’s rights to such other benefits. In no event will the Participant be entitled to equity acceleration or severance benefits under both this Plan and any other acceleration or severance policies or programs sponsored by the Company. Notwithstanding the foregoing, (i) any Equity Award that remains subject to unsatisfied performance-based vesting criteria shall remain governed by the terms and conditions set forth in the applicable award agreements and (ii) the vesting acceleration benefits described herein may be superseded in award agreements entered into or amended following the date the Participant commences participation in this Plan, provided that any such superseding award agreements expressly reference and overwrite the terms of this Plan.

(c) Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Plan, the Participant and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Plan or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Mateo, California, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d) Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary, with copy to the Company’s General Counsel.

(e) Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f) Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes or other charges required to be withheld by law. A Participant is encouraged to obtain their own tax advice regarding their compensation from the Company. The Company makes no representations or warranties with respect to the tax consequences (including, without limitation, under Section 409A) of any payment or any other consideration provided to a Participant or made on a Participant’s behalf under the terms of this Plan, and a Participant shall be solely responsible for the same. Notwithstanding anything to the contrary in this Plan, by their participation in this Plan, a Participant acknowledges and agrees that the Company is under no express or implied duty or obligation to design or administer this Plan in a manner that minimizes a Participant’s tax liabilities, and a Participant will not make any claim against the Company or its Board related to tax liabilities arising from such Participant’s compensation.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) No Retention Rights. Nothing in this Plan shall confer upon the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s service at any time and for any reason, with or without Cause. If the Participant’s employment is terminated by the Participant or the Company for any reason, the Participant shall promptly resign from all officer and director positions with the Company and/or any parent, subsidiary or affiliate of the Company, unless otherwise requested by the Board.

(i) Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of California (other than its choice-of-law provisions).

(j) Unfunded Obligations. The obligations of the Company under this Plan are funded from the Company’s general assets.

EXHIBIT A

FORM OF PARTICIPATION AGREEMENT TO THE

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN

This Participation Agreement by and between [__________] (the “Participant”) and Attovia Therapeutics, Inc., a Delaware corporation (the “Company”) incorporates by reference and is governed by the Executive Change in Control and Severance Plan (the “Executive CIC Plan”). The Participant hereby acknowledges that Participant has read, understands and consents to the terms and conditions of the Executive CIC Plan and the following additional terms.

Except as otherwise specified herein, this Participation Agreement and the Executive CIC Plan represent the entire agreement between Participant and the Company with respect to any and all severance arrangements, vesting acceleration arrangements and post-termination stock option exercise period arrangements, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between the Participant and the Company relating to the subject matter hereof, including but not limited to, any and all agreements governing any Equity Awards, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Participant, and change in control and severance arrangements pursuant to an employment agreement or offer letter and Participant hereby waives Participant’s rights to any and all such other severance or acceleration payments or benefits, as applicable.

IN WITNESS WHEREOF, each of the parties has executed this Participation Agreement to the Executive CIC Plan, in the case of the Company by its duly authorized officer, as of the date noted below.

ATTOVIA THERAPEUTICS, INC.

Participant: Date:	By:
Title:
Date: